EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE                                CONTACT: Caren W. Steffes
Thursday, April 5, 2001                                       (281) 492-5393

                       DIAMOND OFFSHORE DRILLING, INC. TO
                 RAISE $410 MILLION FROM OFFERING OF DEBENTURES
                 ----------------------------------------------

Houston, Texas, April 5, 2001-Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it intends to raise approximately $410 million through an offering of 30-year senior convertible debentures. The debentures will be convertible into shares of Diamond Offshore common stock and after seven years will bear contingent interest depending on the market price of the debentures.

Diamond Offshore intends to use the net proceeds from the offering for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The debentures and the shares of Diamond Offshore common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, statements regarding the offering and the proceeds thereof. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.




                                       6